Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement"), dated as of March 20, 2024 (the "Effective Date"), is entered into between CBDMD, INC., a North Carolina corporation ("Licensor"), and HSKL, Inc., formerly FREEMANWHITE, INC., a Delaware corporation ("Licensee").

Recitals

1.

Licensor is the subtenant of an improved parcel of land which includes an approximately 50,000 square foot commercial building with a street address of 8845 Red Oak Blvd., Charlotte, North Carolina 28217 (the "Property").

2.	Licensee desires to occupy so much of the Property not currently being used by the Licensor (the "Licensed Property").

3.	Licensor is willing to grant Licensee a license with respect to the Licensed Property on terms and conditions more particularly described below.

Agreement

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Recitals. The foregoing recitals are incorporated by reference as though fully set forth herein.

2.

Grant of License. Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee a license to possess and use the Licensed Property (the "License") during the Term (as defined below) solely for the purpose of general office use.

3.

Term. The term (the "Term") of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the termination of that certain Lease Forbearance Agreement of even date herewith between Licensor and Licensee, and (ii) July 31, 2024 (the "Vacancy Date"). Termination of this Agreement also will result in termination of the Sublease between the parties dated July 11, 2019.

4.	Condition of Premises. Licensor shall turn over the Licensed Property to Licensee in good and clean condition with all damages repaired from Licensor’s occupancy, ordinary wear and tear excepted.

5.	License Fees. Licensee shall not pay any fee for the occupancy rights granted in this Agreement.

6.

Assumption of Risk; Release. Licensee shall use the Licensed Property at its own risk, and Licensee assumes all risk of loss of or damage to its property and equipment, or of personal injury, in its activities upon the Licensed Property. Licensee hereby releases Licensor, its members, officers, agents, employees, successors and assigns to the full extent permitted by law, from all claims of any kind resulting in loss of life, bodily injury or property damage, and arising from Licensee’s use of the Licensed Property.

7.

Compliance with Law. Licensee shall be responsible, at its sole expense, for compliance with all applicable laws, regulations, ordinances, orders, permits and other legal requirements in connection with its activities on the Licensed Property during its possession of the Licensed Property.

8.

Liens. Licensee shall be obligated to pay for all services and materials provided in connection with its activities on the Licensed Property and shall promptly cause to be removed of record any lien or claim for lien filed against any property of Licensor in connection with such activities. This obligation shall survive the expiration or earlier termination of this Agreement.

9.

Insurance. Throughout the Term, Licensee shall maintain the insurance as required of Tenant by Section 13(c) of the Lease Agreement by and between BBFH Holdings, LLC and FreemanWhite, Inc. dated December 15, 2006.

10.

Prorations and Adjustments. Licensee shall pay for all utilities and expenses incurred with respect to the Licensed Property during the Term, including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal.

All city, state and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Licensed Property (herein called the "Taxes"), for the Term shall be charged to Licensee at the Vacancy Date. In making the prorations required by this Section 10, the economic burdens and benefits of ownership of the Licensed Property for the Vacancy Date shall be allocated to Licensee.

11.

Default. If Licensee fails to perform any obligation under this Agreement, and fails to cure the default on the earlier of the expiration of the Term or within three (3) business days after written notice from Licensor, then Licensor shall have the right to terminate this Agreement. In the event of any termination of this Agreement by Licensor, Licensor may also recover all damages to which it may be entitled resulting from that breach at law, in equity or pursuant to this Agreement.

12.

Notices. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing. Notices may be provided by counsel to Licensor and Licensee on their behalf. All such notices, demands, requests and other communications (and copies thereof) shall be deemed to be delivered: (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by e-mail on (i) the day sent so long as such email notice is sent within business hours on that day (unless a different time period is provided here), or (ii) the next day if sent after business hours on the day sent or sent on a non-business day; (c) if sent by overnight courier, with request for next day delivery, on the next day after sending; or (d) when actually received after deposit in a regularly maintained receptacle for the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as set forth in the signature page of this Agreement (or to such other address as any party may specify by notice given pursuant to this Section12). Any notices, demands, requests and other communications sent via (c) or (d) above shall be also sent via (b) above within one (1) business day after sent via (c) or (d) above, it being understood by the parties hereto that the services used by methods (c) and (d) have been strained lately and delivery times are frequently missed, mailings lost, etc., and the parties desire that notices (or copies thereof) actually be delivered to the intended party.

13.	Assignment. Licensee's rights under this Agreement shall not be assignable or transferable without the prior written consent of Licensor, which may not be unreasonably withheld.

14.	Miscellaneous.

a.

This Agreement represents the entire agreement between Licensor and Licensee as to the License, and there are no other agreements, terms or conditions that have not been incorporated herein, other than the Lease Forbearance Agreement of even date herewith.

b.	This Agreement shall not be modified, revoked, released or terminated, except upon the mutual consent of Licensor and Licensee.

c.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina.

d.	Each party represents and warrants to the other party that it has full right and authority to enter into this Agreement and to perform all its obligations under this Agreement.

e.

If any provision of this Agreement, or its application to any party or circumstance, shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to any other party or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. If any date specified in this Agreement for the performance of an obligation, the giving of a notice, or the expiration of a time period falls on a Saturday, Sunday, or bank holiday, then this Agreement shall be automatically revised so that such date falls on the next occurring business day.

f.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise by one and the same instrument. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act, and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties the same as if it were physically executed and each party hereby consents to the use of any third-party electronic signature capture service providers as may be chosen and utilized by any party.

g.

If either party institutes an action or proceeding relating to or arising out of this Agreement, or the transaction contemplated hereby, or in the event any party is in default of its obligations pursuant hereto and thereto, whether or not suit is filed or prosecuted to final judgment, the prevailing party shall be entitled to reasonable attorneys' fees and to all court costs incurred, in addition to any other damages or relief awarded.

[Signatures on following page]

IN WITNESS WHEREOF, Licensor and Licensee have executed this License Agreement on the dates set forth below, all being effective as of the Effective Date.

LICENSOR

CBDMD, INC., a North Carolina corporation

By:       ___________________________________
Name:  T. Ronan Kennedy
Title:    Authorized Officer
Date of Licensor's Execution: _______________

Initial address for notices to Licensor:

cbdMD, Inc.
2101 Westinghouse Blvd
Charlotte, NC 28273
E-mail: ronan.kennedy@cbdmd.com
Attn: T. Ronan Kennedy

LICENSEE

HSKL, INC., FORMERLY FREEMANWHITE, INC., a North Carolina corporation

By:       ___________________________________
Name:  ________________
Title:    _____________________
Date of Licensee's Execution:  _______________

Initial address for notices to Licensee:

HSKL, Inc., formerly FreemanWhite, Inc.
111 Riverside Avenue
Jacksonville, FL 32202
E-mail: jeff.miller@haskell.com
Attn: Jeff Miller